EXHIBIT 10.1

                       DESCRIPTION OF COMPENSATION PAYABLE
                            TO NON-EMPLOYEE DIRECTORS

     On May 26, 2005, the Board of Directors (the "Board") of Conn's, Inc. (the "Company") approved the payment of the following compensation to each non-employee director of the Board in respect of his or her service on the Board for the year ending at the 2006 annual meeting of stockholders:

     o    an annual retainer of $15,000;

     o    $2,500 for each Board meeting attended;

     o $1,000 for each audit committee meeting attended by a member of the audit committee (excluding the chair of the audit committee) on the same day as a Board meeting;

     o $1,500 for each audit committee meeting attended by the chair of the audit committee on the same day as a Board meeting;

     o $2,500 for each audit committee meeting attended by a member of the audit committee (excluding the chair of the audit committee) on the day before a Board meeting;

     o $3,500 for each audit committee meeting attended by the chair of the audit committee on the day before a Board meeting;

     o $500 per meeting for participation in a telephonic meeting of the Board.

During the year ending at the 2006 annual meeting of stockholders, the Company will continue to (i) grant an option to purchase 40,000 shares of the Company's common stock to any new board member, (ii) grant non-employee directors an option to purchase an additional 10,000 shares of the Company's common stock following each annual stockholders meeting on and after the fourth anniversary of each non-employee director's initial election or appointment to the Board,
(iii) allow the Company's Board members to participate in the Company's medical plan at the same contributories with all the benefits of full-time active employees, (iv) provide non-employee directors with a merchandise discount in the same amount as the discount the Company's employees receive and (v) reimburse Board members for their expenses in attending Board and committee meetings. Also, the compensation received for serving on the compensation committee of the Board remains unchanged and will be $750 for each meeting attended on the same day as a Board meeting and $1,250 for each meeting on a day different than the date of a Board meeting.

     During the year ending at the 2007 annual meeting of stockholders, the Company will continue to provide members of the Board, compensation committee and audit committee with the compensation described above with the exception of the annual retainer for service on the Board which will be $25,000 during the fiscal year ending 2007.